Exhibit 10.3

270 Brannan Street
San Francisco, CA 94107

September 26, 2022

Jason Child
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA

Dear Jason:

Following your resignation from your role as Chief Financial Officer of Splunk Inc. (“Splunk” or the “Company”), you have agreed to move into a strategic advisor capacity, supporting me as Splunk’s President and Chief Executive Officer through November 1, 2022. We appreciate your exceptional contributions to Splunk’s growth and success over the past three and a half years and the work you’ve done on the Company’s ongoing business model transformation.

As we’ve discussed, your current employment terms will remain the same as set forth in your existing Offer Letter with the Company, dated April 16, 2019, as amended on November 30, 2021 (the “Offer Letter”). You will remain a full-time employee, but your position as of September 27, 2022 will be strategic advisor to the President and Chief Executive Officer and your title will be Strategic Advisor, reporting to me.

The terms and conditions of the Offer Letter will continue in full force and effect, except as amended by this letter.

Best,

/s/ Gary Steele

Gary Steele
President and Chief Executive Officer
Splunk Inc.

I have read, understand, agree to and shall comply with each of the terms and conditions as set forth above. I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein.

/s/ Jason Child
Jason Child

Dated: October 4, 2022